Exhibit 10

Exhibit 10.                                          Material Contracts

The Amendment to Employment Agreement, dated March 31, 2003, between The Rouse Company (“the Company”) and Anthony W. Deering, the Company’s Chief Executive Officer, is attached.  This agreement amends the Employment Agreement dated September 24, 1998.

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into the 31st day of March, 2003 by and between THE ROUSE COMPANY (the “Company”) and ANTHONY W. DEERING (the “Executive”) for the purpose of amending that certain Employment Agreement entered into between the Company and the Executive the 24th day of September, 1998 (the “Effective Date”) as amended by instrument dated July 12, 1999 (collectively, the “Prior Agreement”).

EXPLANATORY STATEMENT

The Executive is currently employed by the Company and serves as the Company’s Chief Executive Officer.   The Prior Agreement provided for the continued employment of the Executive by the Company until the Executive reaches age 60.  The Company, recognizing the unique skills and abilities of the Executive, wishes to ensure that the Executive will continue to be employed by the Company until the Executive reaches age 63.  The Executive desires to continue in the employment of the Company as Chief Executive Officer until age 63.  Accordingly, the parties desire to amend the Prior Agreement pursuant to this Amendment in order, among other things, to extend the term of the Prior Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.                                       Section 1.2 of the Prior Agreement (Term) is amended and restated in its entirety as follows (deleted language in brackets; new language underlined):

“1.2.  Term.  The Executive’s employment under this Agreement shall commence on the Effective Date and shall terminate on January 31, [2005] 2008, unless earlier terminated as provided in Section 4 below (the ‘Term’).”

2.                                       As set forth in Section 2.3 (a) of the Prior Agreement and pursuant to the resolutions adopted by the Board at its meeting on September 24, 1998, the Company granted Executive a stock grant of 109,850 shares of The Company’s Common Stock pursuant to The Company’s 1997 Stock Incentive Plan.  The terms, conditions and restrictions with regard to such stock grant are evidenced by a letter agreement between the Company and the Executive in the form of Exhibit B attached to the Prior Agreement.  Such terms and conditions applicable to the 109,850 stock grant hereby are amended pursuant to letter agreement in the form of Exhibit B-1 attached hereto (removing restrictions applicable to the stock grant) which Exhibit B-1 is incorporated herein by reference and its terms, conditions and notifications shall be considered a part of this Amendment.

The Executive has elected to be taxed in accordance with the provisions of Section 83(b) of the Internal Revenue Code of 1986 (the “Code”) with regard to said stock grant, and pursuant to the Prior Agreement the Executive received a cash payment (the “Gross-Up Payment”) on or before December 31, 1998, in the amount of $2,643,713 to pay all state and federal income taxes payable by Executive with respect to the stock grant, including any tax payable with regard to the Gross-Up Payment.

As set forth in the Prior Agreement, in the event that, prior to January 31, 2005, the Executive’s employment is terminated for Cause pursuant to Section 4.2 thereof or the Executive effects a Voluntary Termination of his employment under Section 4.4 thereof, then the Executive shall be obligated to repay to the Company the entire amount of the Gross-Up Payment, such payment to be made in its entirety within thirty (30) days of the date of termination, and if the Executive is required to repay the amount of the Gross-Up Payment, the Company shall have the right to set off such amount against any payments due by the Company to the Executive.

3.                                       In consideration of the execution of this Amendment and extension of the Term as provided herein, pursuant to resolutions adopted by the Company’s Board of Directors at its meeting on February 20, 2003, on or about the regularly scheduled meeting of the Board of Directors next following each of January 31, 2005, January 31, 2006 and January 31, 2007, the Company shall make an unrestricted stock grant to the Executive (each such grant herein referred to as the “Unrestricted Stock Grant”) each in the amount of 35,000 shares of the Company’s Common Stock pursuant to the Company’s 1999 Stock Incentive Plan or such other stock incentive plan as may be designated by the Company, provided in each instance that as of the applicable grant date the Executive’s employment as Chief Executive Officer of the Company has not been terminated for Cause pursuant to Section 4.2 of the Prior Agreement, as amended hereby, and that the Executive has not effected a Voluntary Termination of his employment as Chief Executive Officer of the Company under Section 4.4 of the Prior Agreement, as amended hereby.  In the event the Prior Agreement, as amended hereby, is terminated pursuant to the provisions of Section 4.1 or Section 4.3 thereof, then upon such termination the Executive shall be entitled to all Unrestricted Stock Grants to the extent not made to the Executive prior to such termination.  The Executive shall not receive any Gross-Up Payment with respect to any of the Unrestricted Stock Grants.

4.                                       Paragraphs a and b of Section 2.4 of the Prior Agreement (Retirement Supplement) are amended and restated in their entirety as follows (deleted language in brackets; new language underlined):

“a.   Retirement at 62 or thereafter.  If the Executive fulfills all the terms and conditions of this Agreement and the Executive retires from the Company at age 62 or thereafter (and such retirement at age 62 or thereafter shall not in itself be deemed to be a breach of this Agreement) then the Executive’s combined annual benefit under The Rouse Company Pension Plan and the Supplemental Benefit Retirement Plan shall be increased to an amount not less than fifty-five percent (55%) of his Cash Compensation (as defined in The Rouse Company Pension Plan and to include salary and bonus only) with annual ‘updates’ as of December 31 of each year so that ‘past service’ benefits are calculated with reference to the Executive’s highest average annual qualifying compensation for any three consecutive years of service during the five-year period ending on December 31 of the calendar year prior to retirement.”

“b.  Retirement Before Age 62.  If (i) the Executive is not then in default under this Agreement and this Agreement is terminated pursuant to the provisions of Section 4.1 or Section 4.3 hereof, [(ii) the Executive retires upon the expiration of this Agreement,] or [(iii)] (ii) the Executive retires after age 60 but before age 62 under circumstances that would constitute a “Voluntary Termination” under Section 4.4, then the Executive’s combined annual benefit (at age 62) under The Rouse Company Pension Plan and the Supplemental Retirement Benefit Plan shall be increased to an amount not less than fifty-five percent (55%) of the Executive’s Cash Compensation (as defined in The Rouse Company Pension Plan and to include salary and bonus only) with annual ‘updates’ as of December 31 of each year so that ‘past service’ benefits are calculated with reference to the

Executive’s highest average annual qualifying compensation for any three consecutive years of service during the five-year period ending on December 31 of the calendar year prior to retirement.”

5.                                       The second sentence of Section 3.1(a) of the Prior Agreement (Non-Compete) is amended and restated in its entirety as follows (deleted language in brackets; new language underlined):

“As used herein, ‘Restricted Period’ shall mean the period commencing on the Effective Date and ending on the earlier of (i) the third anniversary of the Executive’s termination of employment or (ii) January 31, [2006] 2009.”

6.                                       The last paragraph of Section 4.1 of the Prior Agreement (Termination Upon Death or Disability) is amended and restated in its entirety as follows (new language underlined):

“The amounts set forth above are in addition to and shall not reduce any other benefits to which the Executive or his estate my be entitled (such as the stock grant, all Unrestricted Stock Grants and the stock options.)”

7.                                       Clauses (f) and (j) of Section 4.3 of the Prior Agreement (Termination Without Cause or For Good Reason) are amended and restated in their entirety as follows (deleted language in brackets; new language underlined):

“(f)                    continuation until the Executive attains age [60] 63, of the health and welfare benefits of the Executive and any long-term disability insurance generally provided to senior executives of the Company (as provided for by Section 2.5 of this Agreement) (or the Company shall provide the economic equivalent thereof); provided, however if the Executive obtains new employment and such employment makes the Executive eligible for health and welfare or long-term disability benefits which are equal to or greater in scope than the benefits then being offered by the Company, then the Company shall no longer be required to provide such benefits to the Executive;”

“(j)                     all outstanding options and restricted shares granted to the Executive to purchase Common Shares under the Incentive Plans or under any other option or equity incentive plan shall, to the extent not vested in accordance with the terms of the applicable agreement, become immediately fully vested and, in the case of options, shall remain exercisable until the end of the original term of such option without regard to the Executive’s termination of employment; and the Executive shall be entitled to all Unrestricted Stock Grants to the extent not made to the Executive prior to termination of this Agreement pursuant to this Section 4.3;”

8.                                       The Prior Agreement is amended to include a new Section 14 to read as follows:

“14.  Lending Restrictions; Severability.  Notwithstanding anything contained in Sections 4.3, 4.7 or elsewhere in this Agreement to the contrary, any provision of this Agreement which would constitute a loan or extension of credit to the Executive, or the forgiveness (or agreement to forgive) by the Company of any loan or extension of credit previously made to the Executive, which is prohibited by or in violation of any applicable law, rule or regulation (collectively the “Lending Restrictions” and including without limitation the Sarbanes-Oxley Act of 2002, rules and regulations of the Securities and Exchange Commission and rules of the New York Stock Exchange) shall be of no force and effect and shall deemed to be deleted from this Agreement, it being the intention of the parties that this Agreement shall be in compliance with the Lending Restrictions in all respects.  If any portion of any term or provision of this Agreement, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, by virtue of the Lending Restrictions or otherwise, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.”

9.          Except as set forth in this Amendment, the Prior Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment effective for all purposes as of the date first above written.

THE ROUSE COMPANY

By:
Name:	Rohit M. Desai
Title:	Chair of the Compensation
Committee of the Board of
Directors

ANTHONY W. DEERING

EXHIBIT B-1

March 31, 2003

Mr. Anthony W. Deering
The Rouse Company
10275 Little Patuxent Parkway
Columbia, MD  21044

Dear Mr. Deering:

On September 24, 1998, the Board of Directors of the Company granted you a stock bonus under the 1997 Stock Incentive Plan for 109,850 shares of the Company’s Common Stock (the “1998 Bonus Shares”).  This stock bonus was granted to you in connection with your execution of an Employment Agreement dated September 24, 1998 (the “Original Employment Agreement”).

As set forth in that certain letter agreement between the Company and you dated October 19, 1998, the 1998 Bonus Shares were granted under the restriction that you may not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of the 1998 Bonus Shares until January 31, 2005, subject to certain exceptions.  The 1998 Bonus Shares also were subject to forfeiture without payment if the Original Employment Agreement were terminated pursuant to Section 4.2 or 4.4 thereof.   The above-referenced restriction and forfeiture provision are collectively referred to herein as the “Restriction”.

In consideration of your execution of an Amendment to Employment Agreement of even date herewith, the Restriction shall terminate effective upon your execution of this letter.

To acknowledge your agreement with the foregoing, please sign and date the original of this letter and return it to Gordon H. Glenn.  In addition, please return the original certificate for the 1998 Bonus Shares to Mr. Glenn in order that the Company may issue you a new certificate without the Restriction.

Sincerely yours,

THE ROUSE COMPANY

By
Rohit M. Desai
Chair of the Compensation
Committee of the Board of
Directors

Agreed:

Anthony W. Deering

Date: